EXHIBIT 3(i).9

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:57 AM 04/01/2015
FILED 11:57 AM 04/01/2015
SRV 150450795 - 4864845 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That a meeting of the Board of Directors of Bio Lab Naturals, Inc. Resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and obtaining a written consent of a majority of the stockholders of said corporation for the action. The resolution setting forth the proposed amendment is as follows:

RESOLVED: That the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "First" so that, as amended, said Article shall be and read as follows:

The name of the Corporation is SETnet Global, Inc.

SECOND: That the effective date of the name change shall be April 7, 2015.

THIRD: That said amendment was duly adopted by a majority of shareholders in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 27th day of March, 2015.

By:
W. Edward Nichols, CEO